Exhibit 99.5

March 25, 2024

AltC Acquisition Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

AltC Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 promulgated under the Securities Act, to being named and described in the proxy statement/prospectus/consent solicitation statement, and any and all amendments or supplements thereto, included in such Registration Statement, as a future member of the board of directors of the Company, such appointment to commence immediately upon the closing of the business combination described in the proxy statement/prospectus/consent solicitation statement.

Sincerely,

/s/ Chris Wright
Chris Wright